UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2015 (December 19, 2015)

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

100 Campus Drive, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

(973) 822-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 19, 2015, Zoetis signed an asset purchase agreement (the “Agreement”) with Huvepharma, a European animal health company, for the divestment by Zoetis of two manufacturing sites in the United States: Laurinburg, North Carolina, and Longmont, Colorado. Pursuant to the Agreement, Huvepharma will also assume the assets and operations and, subject to approval from the lessor, the lease of a Zoetis manufacturing and distribution site in Van Buren, Arkansas. Zoetis employees at all three sites will transfer to Huvepharma. The Agreement also provides for the divestment by Zoetis of a portfolio of products, most of which are associated with the Laurinburg, Longmont and Van Buren sites. These products include medicated feed additives, water soluble therapeutics and nutritionals for livestock sold in the United States and international markets.

Under the Agreement, Zoetis will receive $40 million in cash and additional considerations. The transaction is not material to Zoetis Inc.

This transaction is an element of the Zoetis operational efficiency program announced on May 5, 2015, which is focused on reducing complexity, optimizing resource allocation and positioning the company for long-term profitable growth. The manufacturing sites to be divested under the Agreement are among those Zoetis expects to sell or exit as part of the efficiency program. The products to be divested under the Agreement represent a portion of the lower-revenue, lower-margin product stock keeping units that Zoetis expects to eliminate to help improve profitability and enhance the reliability and efficiency of the Zoetis supply network.

Zoetis expects to complete the transaction in the first quarter of 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZOETIS INC.

By:	/s/ HEIDI C. CHEN
Name:	Heidi C. Chen
Title:	Executive Vice President,
General Counsel and Corporate Secretary
Dated: December 22, 2015